Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE
Colonial Properties Trust Reports Results for Third Quarter 2008
BIRMINGHAM, Ala., October 30, 2008 — Colonial Properties Trust (NYSE: CLP), a multifamily real estate investment trust (REIT) with commercial development and management capabilities, today reports results for the third quarter ended September 30, 2008.
For the third quarter of 2008, the company reported net income available to common shareholders of $27.2 million, or $0.58 per diluted share, compared with $1.7 million, or $0.03 per diluted share, for the same period in 2007. The increase in net income from the third quarter 2007 is primarily related to a non-cash impairment charge of $43.3 million ($26.8 million net of tax), or $0.47 per diluted share, related to certain of the company’s for-sale residential development projects that occurred in the third quarter 2007. Net income available to common shareholders for the nine months ended September 30, 2008 was $50.4 million, or $1.07 per diluted share, compared with $338.9 million, or $7.23 per diluted share, for the same period in 2007.
Funds from Operations (FFO), a widely accepted measure of REIT performance, for the third quarter of 2008 were $28.1 million, or $0.49 per diluted share, compared with $1.7 million, or $0.03 per diluted share, in the same period a year ago. FFO for the nine months ended September 30, 2008 were $1.64 per diluted share, or $93.6 million, compared with $1.15 per diluted share, or $65.8 million, for the same period in 2007.
Operating FFO, which the company defines as FFO before transaction income (i.e. development gains, land/outparcel gains, and bond/preferred stock repurchase gains/losses), for the third quarter of 2008 was $23.5 million, or $0.41 per diluted share, compared with a loss of $3.1 million, or $0.06 per diluted share, in the same period a year ago. Operating FFO for the nine months ended September 30, 2008 total $1.35 per diluted share, or $77.0 million, compared with $0.98 per diluted share, or $55.9 million, for the same period in 2007.
A reconciliation of net income available to common shareholders to FFO and to Operating FFO is included in the financial tables, as well as the definitions and statements of purpose, accompanying this press release.
Third Quarter 2008 Activity
•	Board of Trustees declared a quarterly common dividend of $0.25 per common share
•	Multifamily same-property net operating income (NOI) increased 2.9 percent compared with the third quarter of 2007
•	Ended the quarter with multifamily same-property physical occupancy of 96.1 percent
•	Completed the sale of an apartment community for sales proceeds of $57.7 million, representing a net book gain of $33.6 million
-MORE-

CLP Reports Results for Third Quarter 2008

October 28, 2008
•	Recognized net gains of $2.8 million, or $0.05 per diluted share, in net income and FFO per share from repurchases of $57.8 million of outstanding unsecured senior notes and $2.6 million of outstanding Series D preferred depositary shares
•	Closed on 21 condominium units at our mixed-use Metropolitan development in Charlotte, NC for net gains of $0.6 million, or $0.01 per diluted share, in net income and FFO
•	Continued to reduce development activity; costs to complete existing developments are $172.4 million as of September 30, 2008
“We have recalibrated our business plan to account for the ongoing crisis in the credit markets, continued job losses and our expectation of a weak economy,” stated Reynolds Thompson, Chief Executive Officer. “Our top priorities are liquidity, the balance sheet and the efficient operation of our portfolio. Accordingly, the Board has reduced the quarterly dividend from $0.50 per common share to $0.25 per common share to allow the company to retain capital and improve the balance sheet. We have significantly reduced our development pipeline over the past twelve months and only have $172 million in planned expenditures to complete the projects under construction. The availability under our line of credit, combined with limited debt maturities in 2009, has us well positioned to work through this environment.”
Quarterly Dividend on Common Shares
On October 29, 2008, the Colonial Properties Trust Board of Trustees approved a dividend of $0.25 per common share, payable on November 17, 2008, to shareholders of record as of November 10, 2008, representing an ex-dividend date of November 6, 2008. The dividend represents a $0.25 per common share reduction from the third quarter and will allow the company to retain additional capital. The action will improve the balance sheet, leverage, liquidity and dividend coverage ratios. With the dividend to be paid in the fourth quarter 2008, total distributions for 2008 would be $1.75 per share, which is expected to satisfy REIT distribution requirements applicable to the company for 2008, assuming there are no additional transactions or asset sales during 2008 that would require a distribution. Any future asset sales which create a distribution requirement would be handled with a special dividend.
Multifamily Operating Performance
NOI for the third quarter of 2008 increased 2.9 percent over the third quarter of 2007, for the 26,827 apartment homes included in the consolidated same-property results. Multifamily same-property revenues increased 3.0 percent and expenses increased 3.2 percent compared with the third quarter of 2007. These NOI results were driven by continued growth in Dallas/Ft. Worth of 5.1 percent, Atlanta 7.8 percent, Raleigh 6.8 percent, Charlotte 4.9 percent and Richmond at 4.8 percent compared with the third quarter of 2007. Income from our bulk cable program during the third quarter accounted for $1.6 million, which represents an increase of $0.5 million as compared to the third quarter 2007. Through September 30, 2008, same-property NOI has increased 3.4 percent over the same nine-month period a year ago. On a sequential basis, third quarter 2008 same-property NOI decreased 5.5 percent compared with the second quarter 2008, with revenues increasing 0.3 percent and expenses increasing 10.2 percent compared with the prior quarter. The increase in same-property sequential expenses is primarily a result of increased property taxes and
-MORE-

CLP Reports Results for Third Quarter 2008

October 28, 2008
utility costs, which is typical for our markets in the third quarter. On an annualized basis, same-property expenses are expected to increase 2.0 percent to 2.5 percent. Same-property physical occupancy as of September 30, 2008 was 96.1 percent, as compared to 95.6 percent at September 30, 2007. The number of residents leaving to purchase a home has decreased to 15.2 percent of move outs from 21.5 percent in the third quarter 2007.
A reconciliation of NOI to income from continuing operations is included in the financial tables accompanying this press release.
Disposition Activity
As previously announced, in September 2008, the company completed the sale of Colonial Grand at Hunter’s Creek, an 11-year-old, 496-unit apartment community located in Orlando, FL, for sales proceeds of $57.7 million, which represents a market cap rate of 6.3%. The proceeds were used to reduce the amount outstanding on the company’s unsecured line of credit.
As a result of the sale of this unencumbered asset, the company recorded a book gain of $33.6 million, or $0.59 per diluted share, in net income in the third quarter 2008. The company has now completed a total of $198.3 million in operating property dispositions to date in 2008 (including the company’s pro-rata share of unconsolidated joint ventures).
Multifamily Development Activity
During the third quarter 2008, lease-up was completed at Colonial Grand at Ayrsley in Charlotte, NC, a 368-unit apartment community that is currently 95.1 percent occupied. The company had five wholly-owned communities totaling 1,546 apartment homes under construction at quarter end, with a total expected investment by the company of approximately $165.4 million. The remaining costs to complete these projects are expected to be $38.9 million in the aggregate. These developments are primarily located in high-growth Sunbelt markets such as Charlotte, NC and Austin, TX.
Commercial Development Activity
The company had five retail projects totaling 1.4 million square feet under construction at the end of the third quarter of 2008, with a total expected investment by the company of approximately $202.8 million, of which $75.3 million has been invested as of September 30, 2008. In September, the company opened a 162,000-square-foot class A office building in the Metropolitan mixed-use project, which is currently 88.0 percent leased.
-MORE-

CLP Reports Results for Third Quarter 2008

October 28, 2008
For-Sale Residential Development
During the third quarter, the company closed 21 condominium units at its Metropolitan mixed-use project located in Charlotte, NC for net gains of $0.6 million. There are 66 units remaining at the Metropolitan project, of which 22 are currently under contract, and the majority of these units are expected to close in the fourth quarter of 2008 and the first quarter of 2009, when development is expected to be completed.
The company has completed construction of four condominium/townhouse projects comprised of 308 units, of which 178 units have been sold and 8 units are currently under contract. As of September 30, 2008, the net book value of the remaining condominium/townhouse units is $58.3 million, which is classified as held for sale on the company’s balance sheet.
Commenting on the company’s development activity, Mr. Thompson added, “We will continue to reduce the company’s development pipeline as projects are completed and moved into operations. New opportunities will be very limited until the economy and capital markets improve. Accordingly, our focus will be on completing the projects under construction.”
Repurchase of Debt and Preferred Securities
During the third quarter of 2008, the company repurchased $57.8 million of outstanding unsecured senior notes of Colonial Realty Limited Partnership under the company’s previously announced $200 million repurchase program at an average 5.0 percent discount to par value, which represents a 7.4 percent yield to maturity. For the year, the company has repurchased $139.6 million of outstanding unsecured senior notes at an average 8.75 percent discount to par which represents an average yield to maturity of 7.8 percent. The company’s third quarter unsecured senior note repurchases were concentrated on earlier maturity dates than repurchases made earlier in the year. The company also repurchased 105,000 of its outstanding 8 1/8 percent Series D depositary shares in a privately negotiated transaction during the third quarter of 2008 at a price of $21.75 per share, or $2.3 million in the aggregate. As a result of the debt and preferred repurchases, the company recognized net gains of $2.8 million, or $0.05 per diluted share, in EPS and FFO, for the third quarter of 2008.
Series D Preferred Repurchase Program
On October 29, 2008, the company’s Board of Trustees authorized a new repurchase program which allows the company to repurchase up to an additional $25 million of outstanding 8 1/8 percent Series D preferred depositary shares. The preferred shares may be repurchased from time to time over the next 12 months in open market purchases or privately negotiated transactions, subject to applicable legal requirements, market conditions and other factors. This repurchase program does not obligate the company to repurchase any specific amounts of preferred shares, and repurchases pursuant to the program may be suspended or resumed at any time from time to time without further notice or announcement. The company will continue to monitor the equity markets and repurchase certain preferred shares that meet the company’s required criteria, as funds are available.
-MORE-

CLP Reports Results for Third Quarter 2008

October 28, 2008
2008 EPS and FFO per Share Guidance
The company revised its guidance range for the full-year 2008 for FFO per share with adjustments in certain assumptions and clarification of timing of certain transactions. That guidance is set forth and reconciled below:

	Full-Year 2008 Range
	Low		High
Diluted EPS	$1.03	—	$1.23
Plus: Real Estate Depreciation & Amortization	1.65	—	1.65
Less: Gain on Sale of Operating Properties	(0.73)	—	(0.73)

Total Diluted FFO per share	$1.95	—	$2.15

Less: Transaction Income
Gain on Sale of Development Properties and Land	(0.10)	—	(0.21)
Gain on Bond or Preferred Stock Repurchases	(0.19)	—	(0.21)

Operating FFO per share	$1.66	—	$1.73

Following are current assumptions reflected in the company’s full-year 2008 guidance:
•	Multifamily same-property growth in net operating income: 2.0 to 2.5 percent
•	Revenue growth: 2.0 to 2.5 percent
•	Expense growth: 2.0 to 2.5 percent
•	Development spending of $300 million to $310 million ($281.5 million spent to date in 2008)
•	Dispositions of $250 million to $300 million ($198.3 million completed to date in 2008)
•	Corporate G&A expenses of $23 million to $25 million, which includes approximately $0.02 per diluted share of severance charges related to the reduction in personnel in the fourth quarter
•	For-sale income from the company’s development activities, including land/outparcel sales: $0.10 to $0.21 per diluted share ($0.10 per diluted share recognized to date in 2008)
•	Gains from repurchases of unsecured bond and/or preferred shares: $0.19 to $0.21 per diluted share
-MORE-

CLP Reports Results for Third Quarter 2008

October 28, 2008
Additionally, the company’s current guidance reflects an income tax indemnity payment of approximately $1.5 million, or $0.03 per diluted share, related to the decision not to reinvest sales proceeds from a previous tax deferred property exchange that was expected to occur in the fourth quarter. The payment is a requirement under a contribution agreement between the company’s operating partnership, Colonial Realty Limited Partnership, and existing holders of units in our operating partnership, and is expected to be recorded in the fourth quarter of 2008.
The company’s guidance range reflects the existence of volatile economic conditions, and is based on a number of assumptions, many of which are outside the company’s control and all of which are subject to change. The company’s guidance may change if actual results vary from these assumptions.
For additional details regarding the company’s disposition and investment activities, see the company’s Supplemental Financial Highlights available on the company’s website at www.colonialprop.com.
Conference Call and Supplemental Materials
The company will hold its quarterly conference call Thursday, October 30, 2008 at 1:00 p.m. Central Time. The call will include a review of the company’s third quarter performance and a discussion of the company’s strategy and expectations for the future.
To participate, please dial 1-866-454-3510. As with previous calls, a replay will be available for seven days by dialing 1-800-642-1687; the conference ID is 39953280. Access to the live call and a replay will also be available through the company’s website at www.colonialprop.com under “Investor Services: General Information: Presentations.”
Colonial Properties Trust produces a supplemental information package that provides detailed information regarding operating performance, investing activities and the company’s overall financial position. For a copy of Colonial Properties’ detailed Supplemental Financial Highlights, please visit the company’s website at www.colonialprop.com under the “Investor Services: Financial Information and Filings” tab, or contact Jerry Brewer in Investor Relations at 1-800-645-3917.
Colonial Properties Trust is a multifamily real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture investments and pursuing development opportunities. As of September 30, 2008, the company owned or managed 36,481 apartment units, 16.5 million square feet of office space and 9.1 million square feet of retail shopping space located in key Sunbelt states from Virginia to Nevada. Headquartered in Birmingham, Ala., Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, please visit the company’s website at www.colonialprop.com.
-MORE-

CLP Reports Results for Third Quarter 2008

October 28, 2008
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Estimates of future earnings are, by definition, and certain other statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets; increased exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry; performance of affiliates or companies in which we have made investments; changes in operating costs; higher than expected construction costs; risks of development or conversion of for-sale projects; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; the effect of any rating agency action on the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.

CONTACT:	Colonial Properties Trust Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917
-END-

COLONIAL PROPERTIES TRUST
Financial Statements
Third Quarter 2008
BALANCE SHEET

	As of	As of
($ in 000s)	9/30/2008	12/31/2007
ASSETS
Real Estate Assets
Operating Properties	$2,664,792	$2,431,082
Undeveloped Land & Construction in Progress	450,766	531,410

Total Real Estate, before Depreciation	3,115,558	2,962,492

Less: Accumulated Depreciation	(351,047)	(290,134)
Real Estate Assets Held for Sale, net	296,622	253,641

Net Real Estate Assets	3,061,133	2,925,999

Cash and Equivalents	27,692	93,033
Restricted Cash	30,568	10,005
Accounts Receivable, net	16,911	25,534
Notes Receivable	5,135	30,756
Prepaid Expenses	6,284	8,845
Deferred Debt and Lease Costs	16,743	15,636
Investment in Unconsolidated Subsidiaries	41,929	69,682
Other Assets	47,810	50,340

Total Assets	$3,254,205	$3,229,830

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$205,936	$39,316
Notes and Mortgages Payable	1,505,866	1,575,921
Mortages Payable Related to Real Estate Assets Held for Sale	—	26,602

Total Long-Term Liabilities	1,711,802	1,641,839

Other Liabilities	128,693	127,663

Total Liabilities	1,840,495	1,769,502

MINORITY INTEREST & EQUITY

Limited Partners’ Interest in Consolidated Partnership	1,986	2,439

Preferred Shares and Units, at Liquidation Value
Series B 7 1/4%, Preferred Units	100,000	100,000
Series D 8 1/8%, Preferred Shares	100,281	125,000

Total Preferred Shares and Units, at Liquidation Value	200,281	225,000

Common Equity, including Minority Interest in Operating Partnership	1,211,443	1,232,889

Total Equity, including Minority Interest	1,413,710	1,460,328

Total Liabilities and Equity	$3,254,205	$3,229,830

SHARES & UNITS OUTSTANDING, END OF PERIOD

	As of	As of
(shares and units in 000s)	9/30/2008	12/31/2007
Basic
Shares	47,909	47,216
Operating Partnership Units (OP Units)	9,530	10,053

Total Shares & OP Units	57,439	57,269

3Q08	NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Third Quarter 2008
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
($ in 000s, except per share data)	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Revenue
Minimum Rent	$65,003	$59,474	$189,637	$238,401
Tenant Recoveries	962	1,076	2,865	10,603
Other Property Related Revenue	8,424	6,740	24,225	22,903
Construction Revenues	654	11,154	9,102	32,007
Other Non-Property Related Revenue	5,287	5,490	15,737	14,044

Total Revenue	80,330	83,934	241,566	317,958

Operating Expenses
Operating Expenses:
Property Operating Expenses	21,513	19,178	58,329	68,723
Taxes, Licenses and Insurance	9,759	9,078	27,630	33,251

Total Property Operating Expenses	31,272	28,256	85,959	101,974

Construction Expenses	672	9,280	8,503	29,146
Property Management Expenses	2,088	2,365	6,402	9,450
General and Administrative Expenses	5,993	5,442	17,564	19,460
Management Fee and Other Expenses	4,435	3,980	12,464	10,956
Restructuring Charges	—	—	—	1,528
Investment and Development (1)	80	342	956	799
Depreciation	24,303	20,953	68,648	80,982
Amortization	809	833	2,465	9,734
Impairment	—	43,679	—	43,679

Total Operating Expenses	69,652	115,130	202,961	307,708

Income (Loss) from Operations	10,678	(31,196)	38,605	10,250

Other Income (Expense)
Interest Expense & Debt Cost Amortization	(18,997)	(18,988)	(56,024)	(73,553)
Gain (loss) on Retirement of Debt	2,515	36	10,716	(9,669)
Interest Income	634	2,951	2,608	7,174
Income (loss) from Partially-Owned Investments	1,190	6,886	13,497	11,609
Gain on Sale of Property, net of income taxes of $642 (Q3) and $2,332 (YTD) in 2008 and $628 (Q3) and $1,475 (YTD) in 2007	1,232	12,777	2,039	303,925
Income Taxes and Other	169	16,507	765	16,078

Total Other Income (Expense)	(13,257)	20,169	(26,399)	255,564

Income (Loss) before Minority Interest & Discontinued Operations	(2,579)	(11,027)	12,206	265,814

Minority Interest
Minority Interest of Limited Partners	3	20	12	245
Minority Interest in CRLP — Preferred	(1,813)	(1,813)	(5,452)	(5,437)
Minority Interest in CRLP — Common	1,029	4,196	(7)	8,890

Total Minority Interest	(781)	2,403	(5,447)	3,698

Income (Loss) from Continuing Operations	(3,360)	(8,624)	6,759	269,512

Discontinued Operations
Income from Discontinued Operations	4,893	2,641	15,394	11,468
Gain on Disposal of Discontinued Operations, net of income taxes of $41 (Q3) and $40 (YTD) in 2008 and $95 (Q3) and $1,779 (YTD) in 2007	33,938	17,193	45,425	91,328
Minority Interest in CRLP — Common	(6,458)	(2,816)	(10,432)	(18,022)
Minority Interest of Limited Partners	—	(4,079)	13	(4,152)

Income from Discontinued Operations	32,373	12,939	50,400	80,622

Net Income	29,013	4,315	57,159	350,134

Dividends to Preferred Shareholders	(2,037)	(2,539)	(6,705)	(10,900)
Preferred Share Issuance Costs, Net of Discount	240	(29)	(27)	(360)

Net Income Available to Common Shareholders	$27,216	$1,747	$50,427	$338,874

Earnings per Share — Basic
Continuing Operations	$(0.11)	$(0.24)	$—	$5.58
Discontinued Operations	0.69	0.27	1.07	1.75

EPS — Basic	$0.58	$0.03	$1.07	$7.33

Earnings per Share — Diluted
Continuing Operations	$(0.11)	$(0.24)	$—	$5.51
Discontinued Operations	0.69	0.27	1.07	1.72

EPS — Diluted	$0.58	$0.03	$1.07	$7.23

(1)	Reflects costs incurred related to abandoned pursuits. Abandoned pursuits are volatile and therefore may vary between periods.

3Q08	NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Third Quarter 2008
THIRD QUARTER FUNDS FROM OPERATIONS (FFO) RECONCILIATION

	Three Months Ended		Nine Months Ended
($ in 000s, except per share data)	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Net Income Available to Common Shareholders	$27,216	$1,747	$50,427	$338,874
Minority Interest in CRLP (Operating Ptr Unitholders)	5,429	(1,380)	10,439	9,132
Minority Interest in Gain/(Loss) on Sale of Undepreciated Property	—	(26)	—	(250)

Total	32,645	341	60,866	347,756

Adjustments — Consolidated Properties
Depreciation — Real Estate	24,108	23,455	70,414	89,703
Amortization — Real Estate	331	545	1,033	9,223
Remove: Gain/(Loss) on Sale of Property, net of Income Tax and Minority Interest	(35,170)	(25,885)	(47,464)	(391,168)
Include: Gain/(Loss) on Sale of Undepreciated Property, net of Income Tax and Minority Interest	1,846	4,790	5,976	10,188

Total Adjustments — Consolidated	(8,885)	2,905	29,959	(282,054)

Adjustments — Unconsolidated Properties
Depreciation — Real Estate	4,124	4,616	14,565	11,758
Amortization — Real Estate	1,973	2,132	6,791	5,186
Remove: Gain/(Loss) on Sale of Property	(1,763)	(8,339)	(18,558)	(16,893)

Total Adjustments — Unconsolidated	4,334	(1,591)	2,798	51

Funds from Operations (1)(2)	$28,094	$1,655	$93,623	$65,753

FFO per Share (1)(2)
Basic	$0.49	$0.03	$1.65	$1.16
Diluted	$0.49	$0.03	$1.64	$1.15

Operating FFO:
Funds from Operations (1)(2)	$28,094	$1,655	$93,623	$65,753
Less: Transaction Income
- Development and Land (Gains) Losses	(1,846)	(4,790)	(5,976)	(10,188)
- Bond / Preferred Repurchase (Gains) Losses	(2,755)	7	(10,689)	360

Operating FFO	$23,493	$(3,128)	$76,958	$55,925

Operating FFO per Share
Basic	$0.41	$(0.06)	$1.35	$0.99
Diluted	$0.41	$(0.06)	$1.35	$0.98

(1)	FFO for the three and nine months ended September 30, 2007 includes a $43.3 million ($26.8 million, net of income taxes) non-cash impairment charge related to the Company’s for-sale residential business, which is equivalent to $0.47 per share (net of income taxes) per period. This charge is not added back to net income (loss) for the respective periods when calculating FFO.

(2)	FFO for the nine months ended September 30, 2007 includes an $18.2 million, or $0.32 per share, impact from items recorded during the three months ended June 30, 2008 related to the Company’s strategic transactions that occurred in the second quarter of 2007. The transaction related and other charges are comprised of the following: 1) prepayment penalties on the retirement of debt of $29.2 million, offset by the write-off of $16.4 million of the mark-to-market intangibles and debt costs on the associated debt repaid, 2) severance charges of $1.5 million, 3) a $1.4 million charge resulting from the initiation of the Company’s defined benefit pension plan termination, and 4) an impairment charge of $2.5 million related to the sale of one of the non-core retail assets. These charges are not added back to net income for the respective period when calculating FFO.
FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the Company’s performance. The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry.
The Company defines Operating FFO as FFO excluding gains on the sale of land and development properties and gains on the repurchase of bonds and preferred shares. The Company believes Operating FFO is an important supplemental measure because it provides a measure of operating performance. While land and development gains or the repurchase of debt/preferred shares are components of our current business plan, the timing of these transactions can vary significantly between periods.
The Company’s method of calculating FFO and Operating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Neither FFO nor Operating FFO should be considered (1) as an alternative to net income (determined in accordance with GAAP), (2) as an indicator of financial performance, (3) as cash flow from operating activities (determined in accordance with GAAP) or (4) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of our needs, including our ability to make distributions.
THIRD QUARTER SHARES AND UNITS OUTSTANDING, WEIGHTED

	Three Months Ended		Nine Months Ended
(shares and units in 000s)	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Basic
Shares	47,369	46,574	47,046	46,255
Operating Partnership Units (OP Units)	9,553	10,219	9,842	10,426

Total Shares & OP Units	56,922	56,793	56,888	56,681

Dilutive Common Share Equivalents	—	—	109	639

Diluted (1)
Shares	47,369	46,574	47,155	46,894
Total Shares & OP Units	56,922	56,793	56,997	57,320

Notes:

(1)	For periods where the Company reported a net loss from continuing operations (after preferred dividends), the effect of dilutive shares has been excluded from per share computations as including such shares would be anti-dilutive.

3Q08	NYSE: CLP

COLONIAL PROPERTIES TRUST
Corporate Reconciliations
($ in 000s, except per share data)
RECONCILIATION OF REVENUES

	Three Months Ended		Nine Months Ended
	3Q08	3Q07	3Q08	3Q07
Divisional Total Revenues

Multifamily — Same-Property	$66,900	$64,959	$199,433	$194,350
Multifamily — Non Same-Property	11,990	10,877	37,817	36,412
Office	14,047	12,910	43,528	84,291
Retail	9,440	10,267	26,463	59,771

Total Divisional Revenues	102,377	99,013	307,241	374,824

Less: Unconsolidated Revenues — Mfam	(2,137)	(2,587)	(6,484)	(7,817)
Less: Unconsolidated Revenues — Off	(12,276)	(12,091)	(38,323)	(28,263)
Less: Unconsolidated Revenues — Rtl	(5,003)	(5,542)	(15,086)	(13,151)
Discontinued Operations	(8,572)	(11,503)	(30,621)	(53,686)
Construction Revenues	654	11,154	9,102	32,007
Unallocated Corporate Revenues	5,287	5,490	15,737	14,044

Cons. Rev, adj -’08 Disc Ops	80,330	83,934	241,566	317,958

Add: Add’l Disc Ops Rev, post filing	—	9,456	—	29,111

Total Consol. Rev, per 10-Q / K	$80,330	$93,390	$241,566	$347,069

RECONCILIATION OF EXPENSES

	3Q08	3Q07	3Q08	3Q07
Divisional Total Expenses

Multifamily — Same-Property	$27,357	$26,517	$77,468	$76,372
Multifamily — Non Same-Property	5,902	5,691	17,740	18,708
Office	5,707	5,600	16,512	30,178
Retail	2,912	3,813	8,292	18,814

Total Divisional Expenses	41,878	41,621	120,012	144,072

Less: Unconsolidated Expenses — Mfam	(1,116)	(1,278)	(3,319)	(4,147)
Less: Unconsolidated Expenses — Off	(4,646)	(5,065)	(14,265)	(11,616)
Less: Unconsolidated Expenses — Rtl	(1,447)	(1,688)	(4,442)	(4,094)
Discontinued Operations (1)	(3,397)	(5,784)	(12,027)	(25,191)
Impairment Charge — Discontinuted Operations (1)	—	450	—	2,950

Total Property Operating Expenses	31,272	28,256	85,959	101,974
Construction Expenses	672	9,280	8,503	29,146
Property Management Expenses	2,088	2,365	6,402	9,450
General & Administrative Expenses	5,993	5,442	17,564	19,460
Management Fee and Other Expenses	4,435	3,980	12,464	10,956
Impairment Charge — Continuing Operations (2)	—	43,679	—	43,679
Restructure Charges	—	—	—	1,528
Investment and Development (3)	80	342	956	799
Depreciation	24,303	20,953	68,648	80,982
Amortization	809	833	2,465	9,734

Cons. Exp, adj -’08 Disc Ops	69,652	115,130	202,961	307,708

Add: Add’l Disc Ops Exp, post filing	—	7,354	—	20,905

Total Consol. Exp, per 10-Q / K	$69,652	$122,484	$202,961	$328,613

RECONCILIATION OF NOI

	3Q08	3Q07	3Q08	3Q07
Divisional Total NOI

Multifamily — Same-Property	$39,543	$38,442	$121,965	$117,978
Multifamily — Non Same-Property	6,088	5,186	20,077	17,704
Office	8,340	7,310	27,016	54,113
Retail	6,528	6,454	18,171	40,957

Total Divisional NOI	60,499	57,392	187,229	230,752

Less: Unconsolidated NOI — Mfam	(1,021)	(1,309)	(3,165)	(3,670)
Less: Unconsolidated NOI — Off	(7,630)	(7,026)	(24,058)	(16,647)
Less: Unconsolidated NOI —Rtl	(3,556)	(3,854)	(10,644)	(9,057)
Discontinued Operations (1)	(5,175)	(5,719)	(18,594)	(28,495)
Impairment Charge — Discontinuted Operations (1)	—	(450)	—	(2,950)
Impairment Charge — Continuing Operations (2)	—	(43,679)	—	(43,679)
Unallocated Corporate Revenues	5,287	5,490	15,737	14,044
Construction NOI	(18)	1,874	599	2,861
Property Management Expenses	(2,088)	(2,365)	(6,402)	(9,450)
General & Administrative Expenses	(5,993)	(5,442)	(17,564)	(19,460)
Management Fee and Other Expenses	(4,435)	(3,980)	(12,464)	(10,956)
Restructure Charges	—	—	—	(1,528)
Investment and Development (3)	(80)	(342)	(956)	(799)
Depreciation	(24,303)	(20,953)	(68,648)	(80,982)
Amortization	(809)	(833)	(2,465)	(9,734)

Income (Loss) from Operations	10,678	(31,196)	38,605	10,250
Total Other Income (Expense)	(13,257)	20,169	(26,399)	255,564

Income (Loss) from Contin’g Ops (4)	(2,579)	(11,027)	12,206	265,814

Disc Ops	—	2,102	—	8,206
07 & 08 Disc Ops Other Inc(Exp)	—	(220)	—	(6,257)

Inc (Loss) from Cont (4), per 10-Q / K	$(2,579)	$(9,145)	$12,206	$267,763

Notes:

(1)	The $0.5 million impairment charge recorded during the three months ended September 30, 2007 was a result of fire damage sustained at a multfamilty apartment community, which is now classified as Held for Sale. The impairment charge recorded during the nine months ended September 30, 2007 also includes $2.5 million for a retail asset that has been sold.

(2)	During the three months ended September 30, 2007, the Company recorded a $43.3 million non-cash impairment charge ($26.8 million net of income tax) as a result of the deterioration in the single family housing markets, primarily in Gulf Shores, Alabama and Charlotte, North Carolina. Additionally, there was $0.3 million recorded as a result of fire damage at a multifamily apartment community.

(3)	Reflects costs incurred related to abandoned pursuits. Abandoned pursuits are volatile and therefore may vary between periods.

(4)	Income from Continuing Operations before extraordinary items, minority interest and discontinued operations. Adjustments for additional discontinued operations have restated prior periods in accordance with FAS 144.

3Q08	NYSE: CLP